                                                               Exhibit 99(p)(ii)

                  AMERICAN GENERAL INVESTMENT MANAGEMENT, L.P.
                  AMERICAN GENERAL ASSET MANAGEMENT CORPORATION
                              NORTH AMERICAN FUNDS

                               INVESTMENT COMPANY
                                 CODE OF ETHICS


I.       Applicability

         This Code of Ethics (the "Code") is applicable to all persons designated as "Access Persons" as defined herein of the subsidiary firms of American General Corporation ("AGC") that are registered as investment advisers ("AGC Investment Advisers") with the Securities and Exchange Commission (the "SEC"), and Access Persons of any Investment Company advised by such AGC Investment Advisers (collectively, "Covered Persons"). This Code is supplemented by a number of other AGC published compliance policies, including the Insider Trading Policy as discussed below.

II.      Overview of Regulatory Framework

         The AGC Investment Advisers supervise the investment portfolios of registered investment company accounts ("Investment Companies") and other investment advisory client accounts (collectively, "Advisory Clients"). Pursuant to investment advisory agreements with the Advisory Clients, the AGC Investment Advisers are 'authorized to take all actions necessary and appropriate to carry out the investment objectives and investment policies established for each Advisory Client, including, but not limited to, the purchase and sale of securities on each Advisory Client's behalf. In carrying out these contractual obligations, the AGC Investment Advisers acknowledge that they have a fiduciary duty to the Advisory Clients and that this duty is recognized under federal securities laws and regulations. In particular, the Investment Advisers Act of 1940, as amended (the "Advisers Act"), establishes as a matter of federal law the fiduciary status of investment advisers and regulates the relationship between investment advisers and their advisory clients. The Advisers Act, among other things, prohibits advisers from engaging in practices that constitute fraud or deceit upon advisory clients, including the practice of an adviser or an employee of an adviser trading privately in securities for personal benefit at the same time that its advisory clients are caused to trade in the same securities.

         The Investment Company Act of 1940, as amended (the "1940 Act"), regulates and controls the relationship between the AGC Investment Advisers and the Investment Companies that they manage. The 1940 Act specifically prohibits certain types of financial transactions, either directly or indirectly, involving both the Investment Company and the Investment Adviser, or officers and employees of the adviser, unless prior written approval is obtained from the SEC. The 1940 Act also requires every investment company and each investment adviser for such investment company to adopt a written code of ethics.

         The AGC Investment Advisers and each Investment Company have adopted this Code in compliance with both the Advisers Act and the 1940 Act. This Code, together with the compliance policies of the AGC Investment Advisers, is designed to detect and prevent violations of the Advisers Act, the 1940 Act and the rules thereunder.

         The Insider Trading and Securities Fraud Enforcement Act of 1988 (the "Insider Trading Act") requires all investment advisers to establish, maintain and enforce written policies and procedures designed to detect and prevent both insider trading and the misuse of material, nonpublic information. The AGC Investment Advisers have adopted policies and procedures designed to detect and prevent insider trading pursuant to the Insider Trading Act. Covered Persons should examine this Code in conjunction with the provisions of the Insider Trading Policy adopted by the AGC Investment Advisers.

         All personal securities transactions must be conducted consistent with the Code of Ethics and in a manner to avoid any actual or potential conflict of interest or any abuse of a Covered Person's position of trust and responsibility. In conducting personal securities transactions, Covered Persons must not take inappropriate advantage of their positions and must at all times place the interest of Advisory Clients first.


         Although the AGC Investment Advisers respect the personal freedom and privacy of their Covered Persons, they believe that, in the regulatory environment in which they operate, these considerations are outweighed in certain circumstances by the need to carry out their fiduciary duties to the fullest extent possible. Therefore, the AGC Investment Advisers have adopted the standards outlined below to prevent potential conflicts of interest between Covered Persons' personal business activities and the investment activities of Advisory Clients.

III.     Definitions

The following definitions are applicable to terms used in the Code:

1. Access Person. Means (i) any director, trustee, officer or general partner of an AGC Investment Adviser or Advisory Client, (ii) any employee of an AGC Investment Adviser or Advisory Client (or of any company in a control relationship to such AGC Investment Adviser or Advisory Client) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a Security by an Advisory Client, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to an AGC Investment Adviser or an Advisory Client who obtains information concerning recommendations made to such Advisory Client with regard to the purchase or sale of a Security by such Advisory Client.

2. Beneficial Ownership. The term "Beneficial Ownership" includes accounts of a spouse or domestic partner, minor children and relatives living in an Access Person's home, as well as accounts of any other person if by reason of any contract, understanding, relationship, agreement or other arrangement the Access Person obtains benefits substantially equivalent to those of ownership, including benefits associated with survivorship or inheritance. For purposes of this Code, a prohibition or requirement applicable to any Access Person applies also to transactions in securities for any account for which the Access Person has a Beneficial Ownership, including transactions executed by the Access Person's spouse or relatives living in the Access Person's household, unless such account is specifically exempted from such requirement by the Chief Compliance Officer. A copy of a Release issued by the SEC on the meaning of the term "Beneficial Ownership" is available upon request, and should be studied carefully by any Access Person concerned with this definition before preparing any report.


3. Compliance Officer. The term "Compliance Officer" means a member of the Compliance Department of an AGC Investment Adviser who is responsible for monitoring compliance with regulatory requirements and this Code of Ethics, and any person designated by the Chief Compliance Officer who assists in performing the above described duties.

4. Considered for Purchase or Sale. A security is being considered for Purchase or Sale when a recommendation to purchase or sell the security has been made and communicated by an authorized Access Person in the course of his or her duties. With respect to the person making the recommendation, a security is being considered for Purchase or Sale when the person seriously considers making such a recommendation.

5. Control. The term "Control" has the same meaning as in Section 2(a)(9) of the 1940 Act (i.e., the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company). Any person who owns beneficially, either directly or through one or more controlled companies, more than 25% of the voting securities of a company shall be presumed to control such company.

6. Exempt Officers, Directors and Trustees. The phrase "Exempt Officers, Directors and Trustees" means an officer, director or trustee who is not an "interested person" of an Investment Company within the meaning of Section 2(a)(19) of the 1940 Act. The determination as to the exempt status of any officer, director, or trustee shall be made by the Chief Compliance Officer.

7. Investment Company. The term "Investment Company" means an investment company affiliate of AGC which is registered with the SEC.

8. Investment Personnel. Means (i) any employee of an ACC Investment Adviser or Advisory Client (or of any company in a control relationship to such AGC Investment Adviser or Advisory Client) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by such an Advisory Client, or (ii) any natural person who controls an AGC Investment Adviser or Advisory Client and who obtains information concerning recommendations made to such Advisory Client regarding the purchase or sale of securities by such Advisory Client.

9. Portfolio Manager. The term "Portfolio Manager" means a person with the direct responsibility and authority to make investment decisions affecting an Advisory Client, including, but not limited to, private placement, Investment Company and private account Portfolio Managers.

10. Security or Securities. The term "Security" shall have the same meaning as set forth in Section 2(a)(36) of the 1940 Act, except that it shall not include shares of registered open-end investment companies, securities issued or guaranteed by the U.S. Government, banker's acceptances, bank certificates of deposit, and commercial paper. Any prohibition or reporting obligation relating to a Security shall apply equally to any option, warrant or right to purchase or sell the Security and to any Security convertible into or exchangeable for such Security (i.e., a "Related Security").

IV.      Standards of Conduct

1. Consistent with Rule 17j-1 under the 1940 Act, Access Persons, Investment Personnel and other affiliated persons of any Advisory Client shall not, in connection with the purchase or sale by such persons of a security held or to be acquired by any Advisory Client:

         (1)      Employ a device, scheme or artifice to defraud the Advisory
                  Client:

         (2) Make any untrue statement of a material fact to the Advisory Client or omit to state a material fact necessary in order to make the statements made to the Advisory Client, to light of the circumstances under which they are made, not misleading;

         (3) Engage in any act, practice or course of business that operates or would operate as a fraud or deceit upon the Advisory Client; or

         (4) Engage in any manipulative practice with respect to the Advisory Client.

2. No Covered Person may engage, directly or indirectly, in any business transaction or arrangement for personal profit that is inconsistent with the best interests of Advisory Clients; nor shall he or she make use of any confidential information gained by reason of his or her affiliation with the AGC Investment Advisers or their affiliates in order to derive a personal profit for himself or herself or for any beneficial interest, in violation of the fiduciary duty owed by the AGC Investment Advisers and their affiliates to Advisory Clients.

3. No Access Person shall purchase or sell, directly or indirectly, any Security (or Related Security) in which he or she has, or by reason of the transaction acquires, any direct or indirect beneficial ownership and that he or she knows or should have known, at the time of purchase or sale: (i) is being Considered for Purchase or Sale for an Advisory Client; or (ii) is being purchased or sold for an Advisory Client. Securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition with the approval of a Compliance Officer.

4. Access Persons and any other AGC employee may not trade in market options (puts or calls), warrants or other derivative instruments of AGC securities. Options granted to employees by AGC are not considered market options.

5. Access Persons who are senior officers (i.e., senior vice presidents and above) of an AGC Investment Adviser may not engage in market transactions involving AGC securities (including stock and stock options) from the last day of each fiscal quarter until three business days after AGC releases its earnings for that quarter.

6. When a Security in which a Portfolio Manager has Beneficial Ownership is recommended to his/her client for purchase, the Portfolio Manager's interest (including dates of acquisition and costs) must be disclosed to a Compliance Officer prior to the recommendation being made. Securities purchased or sold through basket trades for index-based accounts may be exempted from this requirement with the approval of a Compliance Officer.

7. No Covered Person may use material nonpublic information when engaging in Securities transactions. For example, Covered Persons who are directors of closed-end Investment Companies may not purchase the closed-end Investment Company's Securities prior to a dividend distribution of which he or she has knowledge. Any Access Person who obtains material, confidential information

         (a)      by reason of his or her employment;

         (b) by entering into a special confidential relationship in the conduct of his or her duties; or

         (c)      inadvertently,

         shall immediately report the receipt of such information to a Compliance Officer. A person trades on the basis of material, nonpublic information if he is "aware' of the material, nonpublic information when making the purchase or sale. It is also possible for a person to trade on the basis of material, nonpublic information by breaching a family or other nonpublic relationship. These types of circumstances should be brought to the attention of a Compliance Officer.

8. Without obtaining prior written approval from a Compliance Officer, no Access Person shall dispense any reports, recommendations, or other information concerning Securities holdings or Securities transactions for Advisory Clients to anyone outside or inside the AGC Investment Advisers, unless such persons have a business need for this information as a part of their normal duties and activities. However, Access Persons may disclose this information


         (a) where there is a public report containing the same information;

         (b) when the information is dispensed in accordance with compliance procedures established to prevent conflicts of interest between the AGC Investment Advisers and their Advisory Clients; or

         (c) when the information is reported to directors or trustees of Advisory Clients or to administrators or other fiduciaries of Advisory Clients and when these persons receive the information in the course of carrying out their fiduciary dupes.

         Note: No such information may be dispensed without the prior approval of a Compliance Officer.

9. No Access Person shall accept directly or indirectly from a broker/dealer or any other person who transacts business with the AGC Investment Advisers or their Advisory Clients gifts, gratuities, preferential treatment, valuable consideration or favors that are excessive in value or frequency which might reasonably be expected to interfere with or influence the exercise of independent and objective judgment in carrying out such Access Person's duties as a fiduciary. Additional limitations and prohibitions on the receipt of gifts or entertainment can be found in AGC's Gift and Entertainment Policy.

10. No Access Person shall join an investment club, or enter into an investment partnership (including hedge funds) without obtaining prior written approval from a Compliance Officer.

11. Portfolio Managers are prohibited from buying or selling a Security, directly or indirectly, within seven calendar days before and after any Advisory Client trades in that same Security. All Access Persons are prohibited from buying or selling a Security, directly or indirectly, within seven calendar days after any Advisory Client trade and seven calendar days before any anticipated trade for an Advisory Client in that same Security. With the prior written approval of the Chief Compliance Officer, securities purchased or sold through basket trades for index-based accounts may be exempted from this prohibition.


12. Access Persons are prohibited from profiting, directly or indirectly, in the purchase and sale, or selling short and re-selling, the same (or equivalent) Securities within 60 calendar days. Securities exempted from the prior clearance requirement as outlined in Section 1 of
         Article V below are also exempt from this prohibition.

13. Access Persons shall not purchase, directly or indirectly, any Securities, or by reason of a transaction, acquire direct or indirect beneficial ownership of Securities, in an initial public offering.

14. Research Analysts are required to obtain prior approval from a Compliance Officer prior to purchasing or selling an equity Security in an industry he or she follows unless the analyst has communicated his or her idea to the appropriate Portfolio Manager or Trader.

         Note: The prohibitions outlined in sections 2, 10, 11, and 12 above do not apply to accounts over which a broker or Power of Attorney has full investment discretion, although the Compliance Department must be notified of such accounts in writing and must receive duplicate account statements and confirmations.

V.       Prior Clearance Requirements

1. No Access Person shall purchase or sell any Security without obtaining prior written clearance from a Compliance Officer. This includes direct or indirect purchases of the Security (e.g., purchases by an Access Person's spouse, purchases for investment club accounts, etc.). The following Securities are exempt from the prior clearance requirements (but not from personal trading reporting requirements): commodities and commodity futures, DRIPS or stock purchase plans sponsored by AGC or USLIFE Income Fund, Inc., other corporate DRIPS, index-based securities, transactions for thrift and/or incentive plans sponsored by AGC and (subject to applicable blackout periods) common stock of AGC. Any Exempt Officer, Director or Trustee may at his or her option request preclearance for any proposed purchase or sale.


2. Preclearance is effective only until the close of trading on the day it is granted, although "after-hours" Internet trades are permitted with proper pre-clearance, provided that the transaction is effected prior to midnight on the day it is granted.

3. Limit Orders must be pre-cleared on the day the order is placed with a broker, prior to the opening of the order. Limit orders are required to be pre-cleared on subsequent days so long as the order remains open.

4. No Access Person shall acquire directly or indirectly any Beneficial Ownership of Securities in a private placement without obtaining prior written approval of the Chief Compliance Officer.

5. No Access Person shall serve on the board of directors of a publicly traded company without obtaining prior written clearance from a Compliance Officer.

6. No Access Person shall: (i) act as an investment adviser to any other person or entity for compensation; or (ii) obtain a significant interest in a broker/dealer.

VI.      Exempt Purchases and Sales

The prohibitions of Article V shall not apply to:

1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

2. Transactions in employee benefit plans or employer-sponsored investment programs.

3.       Purchases which are part of an automatic dividend reinvestment plan.

4. Purchases or sales effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent the rights were acquired from such issuer.

5. Purchases or sales effected for accounts for which a broker or Power of Attorney has full investment discretion. The Compliance Department must be notified of such accounts in writing and must receive duplicate account statements and confirmations.

6. Other purchases or sales which are non-volitional (e.g., inherited securities or Corporate Actions).

VII.     Exceptions

1. Exceptions to this Code of Ethics will be granted only in rare circumstances, and then only with the prior written approval of the Chief Compliance Officer. Exceptions may be granted only when the Chief Compliance Officer believes that the potential for conflict is remote. Copies of all written approvals will be maintained by the Compliance Department and will describe the circumstances surrounding and the justification for granting the exception. For exceptions involving Covered Persons of an Investment Company, the Board of Directors of the Investment Company will be notified at least annually regarding any exceptions that have been granted pursuant to this provision.

2. The exceptions to the policies and procedures described in this Code of Ethics should not be viewed as necessarily applicable to the other codes or written standards of business conduct adopted by AGC or its subsidiaries which may also be applicable to Access Persons covered under this Code. Exceptions to these other requirements must be obtained independently.

VIII.    Reporting

1. Reporting Obligation. Every Access Person shall report to a Compliance Officer the information described in Section 3 below with respect to transactions in any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the Security (e.g., purchases or sales by an Access Person's spouse).

2. Exempt Officers, Directors and Trustees. An Exempt Officer, Director or Trustee shall report a transaction in a Security if such Officer, Director or Trustee, at the time of the transaction, knew, in the ordinary course of fulfilling his or her official duties as an Exempt Officer, Director or Trustee, should have known that, during the 15-day period immediately preceding or after the date of the transaction in a Security by the Officer, Director or Trustee, such Security was purchased or sold for an Advisory Client or was considered by such Advisory Client for purchase or sale.


3.       Reporting.

         A. Subject to the exceptions provided by Section 2, each Access Person shall file with the Compliance Officer the following reports:

                  i. Initial Holdings Report. No later than 10 days after the person becomes an Access Person, the Access Person shall file a report (an "Initial Holdings Report") with the Compliance Officer including the following information:

                           (1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership when the person became an Access Person;

                           (2) The name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                           (3) The date that the report is submitted by the Access Person.

                  ii Quarterly Report of Securities Transactions. No later than 10 days after the end of a calendar quarter, the Access Person shall file a report (a "Quarterly Report of Securities Transactions") with the Compliance Officer including the following information:

                           (1) With respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect beneficial ownership:

                                    (a)      The date of the transaction, the
                                             title, the interest rate and
                                             maturity date (if applicable), the
                                             number of shares and the principal
                                             amount of each Security involved;

                                    (b)      The nature of the transaction
                                             (i.e., purchase, sale or any other
                                             type of acquisition or
                                             disposition);

                                    (c)      The price of the Security at which
                                             the transaction was effected;

                                    (d)      The name of the broker, dealer or
                                             bank with or through whom the
                                             transaction was effected; and

                                    (e)      The date that the report is
                                             submitted by the Access Person.

                           (2) With respect to any account established by the Access Person in which Securities were held during the quarter for the direct or indirect benefit of the Access Person:

                                    (a)      The name of the broker, dealer or
                                             bank with whom the Access Person
                                             established the account;

                                    (b)      The date the account was
                                             established; and

                                    (c)      The date the report is submitted by
                                             the Access Person.

                  iii. Annual Holding Reports. Annually, each Access Person shall provide a report (a "Personal Securities Holdings Disclosure") to the Compliance Officer including the following information (which information must be current as of a date no more than 30 days before the report is submitted):

                           (1) The title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect beneficial ownership;

                           (2) The name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                           (3) The date the report is submitted by the Access Person.

4. Disclaimer of Beneficial Ownership. Quarterly reports of securities transactions shall not be construed as an admission by the person making the report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

5. Notification of Reporting Obligation. The quarterly report of securities transactions is designed to comply with the requirements of the SEC under the Advisers Act and the 1940 Act. Every Access Person has a continuing obligation to file such reports in a timely manner. Information supplied on the reports is available for inspection by the SEC at any time.


6. Disclosure of Personal Holdings. All Access Persons must disclose all personal Securities holdings upon commencement of employment and thereafter on an annual basis.

7. Disclosure of Interest in Transaction. No Covered Person shall recommend any securities transaction for any Advisory Client without having disclosed his or her interest, if any, in such Securities or the issuer thereof, including without limitation: (a) his or her direct or indirect Beneficial Ownership of any Securities of such issuer; (b) any contemplated transaction by such person in such Securities; (c) any position with the issuer or its affiliates; (d) any present or proposed business relationship between the issuer or its affiliates and such person or any party in which such person has a significant interest; and (e) any factors about the transaction that are potentially relevant to a conflicts of interest analysis.

8. Confidentiality. All information obtained from any Covered Persons hereunder shall be kept in strict confidence, except that reports of securities transactions will be made available to the SEC or any other regulatory or self-regulatory organization to the extent required by law or regulation.

9. The Compliance Officer shall, with respect to each Investment Company, annually furnish a written report to the board of trustees of such Investment Company (i) describing rising under this Code since the last report to the board, including information about material violations of the Code, sanctions imposed in response to such material violations, changes made to the Code, and any proposed changes to the Code; and (ii) certifying that the AGC Investment Adviser has adopted such procedures as are reasonably necessary to prevent Access Persons from violating the Code. In addition, all material changes to this Code shall be submitted for approval to the board of trustees of each Investment Company no later than three months after such material change has been adopted by the AGC Investment Adviser, which approval must be obtained no later than six months after such adoption.

IX.   Certifications

1. All Access Persons, within 10 days of becoming an Access Person, shall certify that they have: (a) received a copy of this Code: (b) read and understood the provisions of this Code; and (c) agreed to serve the Advisory Clients in accordance with the terms of this Code.

2. All Access Persons shall annually certify that they have: (a) read and understood this Code; (b) complied with the principles of this Code; and
      (c) disclosed or reported all personal securities transactions which are required by the Code to be disclosed or reported.

X.    Records of Securities Transactions

      Every Access Person shall direct his or her broker to supply the Chief Compliance Officer, on a timely basis, with duplicate copies of confirmations of all personal Securities transactions and copies of periodic statements for brokerage accounts.

      Records

      A. Each AGC Investment Adviser shall maintain records in the manner and to the extent set forth below, which records shall be available for appropriate examination by representatives of the Securities and Exchange Commission.

         i. A copy of this Code and any other Code which is, or at any time within the past five years has been, in effect shall be maintained in an easily accessible place.

         ii. A record of any violation of this Code and of any action taken as a result of such violation shall be maintained in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurs.

         iii. A copy of each report made pursuant to this Code by any Access Person shall be maintained for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

         iv. A list of all persons who are, or within the past five years have been, required to make reports pursuant to this Code, or who are or were responsible for reviewing these reports, shall be maintained in an easily accessible place.


         v. A copy of each report furnished to an Investment Company shall be maintained for a period of not less than five years following the end of the fiscal year in which the violation occurred, the first two years in an easily accessible place.

         vi. A record of any decision, and the reasons supporting such decision, to approve the acquisition by Investment Personnel of any Security for a period of not less than five years following the end of the fiscal year in which such approval is granted.

IX.   Sanctions

1. Any violation of this Code of Ethics shall be reported and considered by the Chief Compliance Officer and, in his or her discretion, by senior management of the relevant AGC Investment Adviser. Such individuals or bodies shall impose sanctions as deemed appropriate in the circumstances, and may include disgorging of profits and termination of employment of the violator.

2. With respect to any Investment Company, the Chief Compliance Officer shall furnish annually to the Investment Company's Board of Directors/Trustees a report regarding the administration of this Code of Ethics, including any material violations, and summarizing any reports filed hereunder. If the report indicates that any changes are advisable, the Board of Directors/Trustees shall make an appropriate recommendation to the Chief Compliance Officer.